Exhibit 10.2

Termination Agreement

dated as of 27 December 2019

by and between

CRISPR Therapeutics AG	(the Company)
Baarerstrasse 14, 6300 Zug, Switzerland and

Rodger Novak	(Novak)
Husenstrasse 11, 6354 Vitznau, Switzerland

(The Company and Novak are also referred to as Party or Parties)

regarding

Termination of Employment Agreement

Termination Agreement

Preamble

A.

Novak’s employment relationship with the Company (the Employment Relationship) started on or about 1 November 2013. Novak transitioned from his position as the Chief Executive Officer of the Company to President of the Company effective as of 1 December 2017.

B.	The Company and Novak entered into a written employment agreement dated as of 6 October 2016, replaced by a new employment agreement dated as of 1 December 2017 (the Employment Agreement).

C.	The Employment Relationship and the Employment Agreement are governed by Swiss law.

D.

The Parties propose that Novak provide services to the Company as its chairman of the board of directors and as its president (the Services). The Services do not constitute an employment relationship within the meaning of articles 319 et seq. of the Swiss Code of Obligations.

E.

Consequently, the Parties agree to terminate the Employment Agreement (except as otherwise provided herein) and the Employment Relationship governed by it. Henceforth, Novak intends to provide the Services based on a mandate agreement, to be entered into as of the date hereof by and between a company owned by Novak and the Company (the Mandate Agreement).

Therefore, the Parties enter into the following termination agreement (the Agreement):

1.	Termination of Employment Relationship

Notwithstanding anything to the contrary set forth in the Employment Agreement, the Parties agree to terminate and hereby terminate the Employment Agreement (except as otherwise provided herein) and the Employment Relationship governed by it with effect as of 1 January 2020 (the Termination Date) without the requirement or necessity of providing notice or any renumeration in connection therewith. Any extension of the Employment Relationship, including due to illness, shall be expressly excluded.

Termination Agreement

2.	Consequences of Termination

2.1.	Performance of Work

Until the Termination Date Novak will perform his normal duties under the Employment Agreement, as the Company may from time to time reasonably request.

2.2.	Remuneration

2.2.1.	Salary

From the signing of this Agreement until the Termination Date, the Company will continue to pay to Novak the same base salary as before.

2.2.2.	Stock Options

With respect to the equity awards granted by the Company and held by Novak that are outstanding and unvested as of the Termination Date pursuant to the Employment Agreement, the vesting shall not be affected by this Agreement such that the outstanding equity awards continue to vest in accordance with the Employment Agreement.

In furtherance of the foregoing, the last two sentences of Section 4(g) of the Employment Agreement, Section 7 of the Employment Agreement as well as any related provisions of the Employment Agreement regarding the accelerated vesting of stock options in case of a Change in Control (as such term is defined in the Employment Agreement) shall, in each case, continue to remain in full force mutatis mutandis, it being understood, that, for the purpose of clarification, (i) the Parties acknowledge, agree and intend that, notwithstanding anything to the contrary in the Employment Agreement, Novak will continue vesting in the stock options described in Section 4(g) of the Employment Agreement for as long as he provides services as the president of the Company or such other officer position as is approved by the Company’s Board of Directors and (ii) the date of termination of the Employment Agreement shall be the termination date of the Mandate Agreement.

Termination Agreement

2.2.3.	Deductions

The same social security deductions as in the past will be made from all payments under this Agreement.

3.	Acknowledgement, Release and Waiver

Upon execution and performance of this Termination Agreement neither Party shall have any further rights or claims against the other Party in connection with the Employment Agreement and the Employment Relationship governed by it and its termination, except for the entitlements expressly mentioned in this Agreement.

4.	Miscellaneous

4.1.	Integration

This Agreement and the Mandate Agreement, including their respective exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements between the Parties concerning such subject matter.

4.2.	Survival

The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to effectuate the terms contained herein.

4.3.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Termination Agreement

4.4.	Waiver

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

4.5.	Notices

Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Novak at the last address Novak has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the General Counsel.

4.6.	Amendments

This Agreement may be amended or modified only by a written instrument signed by Novak and the Company.

4.7.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

4.8.	Assignment and Transfer by the Company

The Company has the right to assign and/or transfer this Agreement to its affiliates, successors and assigns. Novak expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate to whom this Agreement may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

Termination Agreement

4.9.	Applicable Law and Place of Jurisdiction

This Agreement and all disputes between the Parties in connection with this Agreement shall be governed by the laws of Switzerland excluding its conflict of laws rules. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined by the courts at the domicile of the defendant party or where Novak normally had to perform his duties.

[signatures on the next page]

Termination Agreement

Signatures
CRISPR Therapeutics AG	Company
27 December 2019	/s/ Samarth Kulkarni
Date	Samarth Kulkarni
Novak
27 December 2019	/s/ Rodger Novak
Date	Rodger Novak